Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Walter Energy, Inc. 2014 Long-Term Incentive Plan of our reports dated February 25, 2014, with respect to the consolidated financial statements of Walter Energy, Inc., and the effectiveness of internal control over financial reporting of Walter Energy, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2013.

/s/ Ernst & Young, LLP

Birmingham, Alabama
April 24, 2014